Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 Contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 Reports Third Quarter 2007 Results

Financial and Business Highlights

•                  Consolidated Revenue of $1.061 billion

•                  Communications Revenue increased to $1.043 billion

•                  Net Loss of $174 million, or $0.11 per share

•                  Consolidated Adjusted EBITDA of $215 million

•                  Company meets third quarter guidance; Reduces Consolidated Adjusted EBITDA guidance for full year 2007 and 2008

BROOMFIELD, Colo., October 23, 2007 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported consolidated revenue of $1.061 billion for the third quarter 2007, compared to consolidated revenue of $1.052 billion for the second quarter 2007.

The net loss for the third quarter 2007 was $174 million, or $0.11 per share, compared to a net loss of $202 million, or $0.13 per share, for the second quarter 2007.

Consolidated Adjusted EBITDA(1) increased to $215 million in the third quarter 2007, compared to $193 million for the second quarter 2007.

“While we continued to grow Core Communications Services revenues and we did meet our guidance measures in the third quarter, the company had difficulties with provisioning orders for its services,” said James Q. Crowe, CEO of Level 3. “The breadth of the problem was greater than we had earlier diagnosed, and we did not increase provisioning capacity as we had expected.  This increase in provisioning capacity was necessary to meet the revenue increases we had previously projected.  As a result, we are lowering our Consolidated Adjusted EBITDA guidance for the full year 2007 and the full year 2008.  We are disappointed by our performance, particularly given the strength of the current market.  We believe we have identified the underlying causes of our provisioning constraints, and we have begun to implement additional changes.  We are focused on correcting this issue as quickly as possible.”

Third Quarter 2007 Financial Results

Metric ($ in millions) Revenue	Consolidated Third Quarter Results	Third Quarter Projections (1)
Core Communications Services	$909	$905-$925
Other Communications Services	$63	$60-$65
SBC Contract Services	$71	$40-$60
Total Communications Revenue	$1,043	$1,005-$1,050
Other Revenue	$18
Total Consolidated Revenue	$1,061
Consolidated Adjusted EBITDA (2)(3)	$215	$210-$230
Capital Expenditures	$155
Unlevered Cash Flow (3)	$76
Free Cash Flow (3)	$(54)
Communications Gross Margin (3)	58%
Communications Adjusted EBITDA Margin (3)	21%

(1)          Projections issued July 26, 2007.

(2)          Consolidated Adjusted EBITDA excludes $24 million in non-cash compensation expense and includes $1 million of cash restructuring charges for the third quarter 2007.

(3)          See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Total Communications Revenue increased to $1.043 billion during the third quarter, versus $1.035 billion for the previous quarter. Contributing to this increase was a $21 million increase in Core Communications Services revenue, offset by a slightly less than expected $13 million decline in Other Communications Services and SBC Contract Services revenue. During the third quarter 2007, the company recognized $4 million in termination revenue in its Core Communications Services revenue, compared to $2 million during the second quarter 2007.

Communications Revenue ($ in millions)	Quarter ended September 30, 2007	Quarter ended June 30, 2007	Percent Change
Transport and Infrastructure (2)	$438	$420	4%
IP and Data (1) (2)	$144	$143	1%
Voice	$291	$292	<(1)%
Vyvx	$36	$33	9%
Total Core Communications Services	$909	$888	2%

Other Communications Services	$63	$71	(11)%

SBC Contract Services	$71	$76	(7)%

Total Communications Revenue	$1,043	$1,035	1%

(1)          Communications revenue for the third quarter includes approximately $1 million from Servecast.

(2)          A billing methodology change that took effect July 1, 2007 resulted in a $3 million revenue impact, with higher revenue recognized for certain customers in Transport and Infrastructure and lower revenue recognized in IP and Data compared to the second quarter.

In the third quarter, Level 3’s top 10 customers, in alphabetical order, were Alltel, AT&T Inc., British Telecom, Comcast Corporation, Commonwealth of Pennsylvania, EarthLink, Inc., Qwest Communications International Inc., Time Warner, Inc., Verizon Communications and Vonage Holdings Corporation.  Including the SBC contract, these top 10 customers represent 32 percent of Total Communications revenue, and excluding the SBC contract, 27 percent of Total Communications revenue.

Core Communications Services

Core Communications Services revenue increased quarter over quarter by 2 percent. The increase was due primarily to the growth in transport services and Vyvx broadcast services, although growth was moderated across all services due to service activation issues.

Transport and Infrastructure revenues grew during the quarter resulting primarily from growth in colocation, wavelengths services and metro transport.  IP and Data services revenue grew slightly during the quarter, primarily due to growth in High Speed IP revenue and the addition of Servecast revenue during the quarter, offset by declines in Dedicated Internet Access revenue resulting from seasonality and delayed installations.

Voice revenues declined slightly during the quarter, with continued growth in the cable and wireless segments offset by a decline in voice revenues in the voice service provider segment.  Vyvx revenues increased sharply during the quarter, driven primarily by an increase in advertising distribution revenue and continued growth in high definition programming.

In the third quarter 2007, the breakdown of Core Communications Services revenue by each market group was as follows:

•                  Wholesale Markets Group — 56 percent

•                  Business Markets Group — 26 percent

•                  Content Markets Group — 11 percent

•                  European Markets Group — 7 percent

Other Communications Services

Other Communications Services revenue declined by 11 percent to $63 million during the quarter, as a result of expected declines in managed modem services.

SBC Contract Services

SBC Contract Services revenue was $71 million in the third quarter, including monthly performance bonuses of approximately $3 million, a decline of 7 percent compared to the second quarter.  The company expects to earn the final bonus payments of $15.5 million in the fourth quarter 2007, but otherwise expects revenues associated with this contract to continue to decline, as previously disclosed.

Deferred Revenue

The communications deferred revenue balance decreased to $930 million at the end of the third quarter 2007, compared to $943 million at the end of the second quarter 2007, primarily due to the amortization of existing deferred revenue for indefeasible right of use (IRU) contracts exceeding deferred revenue resulting from new IRU contracts during the quarter.

Cost of Revenue

Communications cost of revenue for the third quarter 2007 increased to $438 million, versus $437 million in the previous quarter. Communications Gross Margin(1) was 58 percent for the third quarter 2007 and for the second quarter 2007. Communications revenue increased $8 million in the quarter and Communications Gross Margin increased by $7 million.  During the third quarter, the company incurred network expenses associated with the pre-provisioning of network facilities in anticipation of more significant revenue growth.  In addition, revenue mix in the quarter shifted due to lower growth in high margin services and a higher than expected proportion of lower margin SBC Contract revenues as a percent of Total Communications revenue.  As a result, while the company continued to make progress on optimization efforts, the Communications Gross Margin percentage did not improve as much as anticipated during the third quarter.

Selling, General and Administrative (SG&A) Expenses

Communications SG&A expenses declined to $413 million for the third quarter 2007, versus $427 million for the previous quarter. Both the third quarter 2007 and second quarter 2007 Communications SG&A expenses include $24 million of non-cash compensation expense. SG&A expenses decreased in the third quarter 2007 primarily due to a decrease in incentive-based compensation expenses, as well as a decrease in headcount during the quarter.

Communications Adjusted EBITDA

Communications Adjusted EBITDA(1) increased to $215 million for the third quarter 2007, compared to $194 million for the previous quarter. Communications Adjusted EBITDA increased in the period primarily due to an increase in Core Communications Services revenue and reductions in SG&A.

Third quarter 2007 Communications Adjusted EBITDA excludes $24 million of non-cash compensation expense and includes a $1 million restructuring charge associated with reductions in workforce as part of the company’s integration efforts. Second quarter 2007 Communications Adjusted EBITDA excludes $24 million of non-cash compensation expense and $1 million of non-cash impairment charges and includes a $1 million restructuring charge related to integration.

Consolidated Cash Flow and Liquidity

During the third quarter 2007, Unlevered Cash Flow(1) was positive $76 million, versus negative $64 million for the previous quarter. Consolidated Free Cash Flow(1)  for the third quarter 2007 was negative $54 million, versus negative $141 million for the previous quarter. Working capital was a source of cash in the third quarter, and net cash interest expense for the third quarter 2007 was $130 million.

As of September 30, 2007, the company had cash and marketable securities of approximately $697 million.

Integration Update

“Level 3 and each of the six network companies we acquired employed different provisioning processes and systems,” said Kevin O’Hara, president and COO of Level 3.  “Our integration plan assumed that our new, integrated processes and systems, Project Unity, would be developed and deployed in stages starting in 2007 and running throughout 2008.  During the development and deployment of Unity, we expected to increase the throughput of the existing, legacy  provisioning systems by developing temporary processes and systems and by assigning more people and resources than would normally be required.

“While the fundamental approach was sound, we made some implementation decisions that in retrospect made achieving our provisioning throughput targets more difficult.  In particular, we took certain processes which had been centralized and split them up among our customer facing groups, which made identifying and fixing throughput issues more difficult.  As a result, we fell short this quarter in increasing our provisioning capabilities to the level we expected. While we had previously made changes to the organization managing the service activation and service management processes, and we did see some benefits from the changes, we did not implement sufficient measures to improve our provisioning throughput to the level we anticipated at the time of our second quarter earnings release.  We have recently conducted a comprehensive analysis of both the organization and the processes and systems that we are using until Unity is deployed.”

In response to this analysis, the company has taken the following actions:

•                  Reorganized all end-to-end provisioning authority and responsibility under a single senior executive, Neil Hobbs, president of Global Network Services.

•                  Appointed Raouf Abdel, president of Business Markets Group, to work with Mr. Hobbs and the rest of the organization to more tightly align all of our service marketing and sales activities to match our current provisioning capabilities, and to help streamline our current provisioning processes until new integrated processes and systems are deployed.  Lynn Refer will assume the day to day responsibility for managing the Business Markets Group while Mr. Abdel is focused on the process issues.

“We believe that these organizational changes along with business process improvements will address the issues that were preventing increased provisioning throughput,” said O’Hara.

“In addition, we are continuing the development of Unity. That development remains largely on track.  We have begun user training on the initial elements of Unity and we have begun the initial deployment.  We expect that Unity development and deployment will continue through the balance of 2007 and 2008, and that this effort will improve our provisioning process throughput.”

Level 3 remains on track to achieve the $200 million of integration synergies it anticipated for the full year 2007.  At the end of the second quarter, the company reported that it had achieved run rate synergies of $140 million.  As of the end of the third quarter, annualized run rate synergies were $185 million, with approximately $80 million in network expense savings and $105 million in operating expense savings.  The company has met its network expense synergies as of the end of the third quarter and is on track to achieve the projected operating expense synergies of $120 million before the end of 2007.

During the third quarter, the company incurred approximately $20 million of integration expenses for a total of $80 million year to date, and still expects to incur approximately $100 million in integration expenses for the full year.  While headcount was added in the third quarter to improve the provisioning process, and additional headcount is expected to be hired in the fourth quarter to assist with that effort, the company remains within overall headcount reduction targets for the full year 2007.

Operating Environment

“The market environment continues to be very positive,” said O’Hara.  We have seen strong demand for the combination of our nationwide backbone and our extensive metropolitan facilities, diverse routing capabilities, and scalability. We continue to believe the pricing environment is healthy.  For the overall transport and infrastructure market, pricing, on average and on a revenue-weighted basis, continues within a range of plus or minus 10 percent across the company’s entire transport and infrastructure portfolio.  As previously disclosed, the company expects its high speed IP pricing to decline 20 to 30 percent for the full year 2007.”

Corporate Transactions

Acquisitions

On July 11, 2007, Level 3 acquired Servecast, a Dublin, Ireland provider of live and on-demand video management and streaming services for broadband and mobile platforms, expanding the company’s content delivery network capabilities.  The company paid approximately $45 million in cash consideration. This is a strategic capabilities acquisition that does not require the type of physical integration associated with the larger, previously announced metro and backbone transactions.

As previously announced, on October 16, 2007, Level 3 announced the acquisition of certain AT&T assets that were divested as a result of the merger between AT&T and BellSouth.

Business Outlook

“Primarily due to the provisioning issues we have been experiencing, we have lowered our Consolidated Adjusted EBITDA guidance for both the full year 2007 and 2008,” said Sunit Patel, CFO of Level 3. “Specifically, we have lowered Consolidated Adjusted EBITDA guidance for the full year 2007 from a range of $860 million to $920 million to a range of $813 million to $833 million and for the full year 2008 from $1.15 billion to $1.3 billion to $950 million to $1.1 billion.

“Our previously implied fourth quarter Core Communications Services revenue and Consolidated Adjusted EBITDA guidance required improvement in our provisioning capabilities. However, our recurring services revenue did not grow as much as we expected in the third quarter and that gap compounds in the fourth quarter. Further, we did not see the growth in usage services, primarily voice services that we had anticipated. Also, in anticipation of revenue growth, we incurred network expenses that reduced our gross margin performance.”

The reduction in Consolidated Adjusted EBITDA guidance in 2008 is primarily driven by: the annualized reduction in the fourth quarter 2007 Consolidated Adjusted EBITDA and the decrease in the rate of revenue growth in 2008. The high incremental margin impact of the revenue reductions is evident in the guidance change.

“At the low end of the 2008 range, the revised guidance assumes the recent rate of sales and net installations will continue with some minimal improvement in our provisioning throughput until we begin to realize significant benefit from Project Unity in the second half of 2008,” said Patel.

“The upper end of revised guidance is predicated on achieving more significant improvements in the rate of sales and net installations beginning later this year. For 2007, assuming the guidance range for the fourth quarter, the implied Core Communications Services annualized revenue growth rate, is now 9 to 12 percent versus the 17 percent we had originally projected.”

Metric ($ in millions)	Fourth Quarter 2007 Projections	2007 Full Year Projections
Core Communications Services Revenue	$930-$950	$3,597-$3,617
Other Communications Services Revenue	$55-$60	$273-$278
SBC Contract Services Revenue	$65-$85	$295-$315
Total Communications Revenue	$1,050-$1,095	$4,165-$4,210
Consolidated Adjusted EBITDA	$235-$255	$813-$833
Consolidated Capital Expenditures		$600-$650
Net Cash Interest Expense (1)		$500

(1)   2007 full year includes approximately $55 million in interest income.

Summary

“I am disappointed by our inability to increase our provisioning productivity at the rate we had expected,” said Crowe. “We can and should do better. However, our overall market opportunity is strong and growing. Our problems are not caused by demand, pricing or our ability to market and sell our services. Our ability to grow faster is in our own hands, and we realize the urgency with which our provisioning problems must be addressed.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s third quarter results at 9 a.m. EDT today. To join the call, please dial 612-332-1213. A live broadcast of the call can also be heard on Level 3’s Web site at http://www.level3.com/q0307report.html.  An audio replay of the call will be accessible until 11:59 p.m. EDT on Tuesday, November 6, 2007 by dialing 320-365-3844; access code 888765. An archived webcast of the third quarter conference call together with the press release, financial statements and non-GAAP reconciliations may also be accessed at http://www.level3.com/investor_relations/index.html.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT), an international communications company, operates one of the largest Internet backbones in the world, connecting 180 markets in 18 countries. The company serves a broad range of wholesale, enterprise and content customers with a comprehensive suite of services including: Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice and voice over IP services, and content delivery and media distribution services. These services provide the building blocks to enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

“Level 3 Communications,” “Level 3,” the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service, product or company names recited herein may be trademarks or service marks of their respective owners.

Forward-Looking Statement
Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

1)  Non-GAAP Metrics

Pursuant to Regulation G, the Company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The Company provides projections that include non-GAAP metrics that the Company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted EBITDA, Communications Gross Margin, Communications Adjusted EBITDA Margin, Unlevered Cash Flow and Consolidated Free Cash Flow. Certain of the following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only projections, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the Company’s Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP metrics, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the Company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the Company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the Company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases.  Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.  Cost of revenue does not include depreciation and amortization.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the Company after it pays third party network services costs; in essence, a measure of the efficiency of the Company’s network.

Communications Gross Margin ($ in millions)	Q307	Q207
Communications Revenue	$1,043	$1,035
Communications Cost of Revenue	$438	$437
Communications Gross Margin ($)	$605	$598
Communications Gross Margin (%)	58%	58%

Consolidated Adjusted EBITDA is defined as net income/(loss) from the consolidated condensed statements of operations before gain/(loss) from discontinued operations, income taxes, total other income/(expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Communications Adjusted EBITDA Margin is defined as Communications Adjusted EBITDA divided by communications revenue.

Management believes that Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the Company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the Company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin to compare the Company’s performance to that of its competitors.  Management has adjusted consolidated EBITDA to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Consolidated Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Consolidated Adjusted EBITDA also excludes interest income, interest expense, income taxes and gain (loss) on extinguishment of debt because these items are associated with the Company’s capitalization and tax structures. Consolidated Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through consolidated free cash flow.  Consolidated Adjusted EBITDA excludes other, net because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, gain/(loss) on early extinguishment of debt and net other income/(expense).  Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted EBITDA Three Months Ended September 30, 2007 ($ in millions)	Comm- unications	Information Services	Other	Con solidated
Net Earnings (Loss)	$(178)	$—	$4	$(174)
(Income) Loss from Discontinued Operations	$—	$—	$—	$—
Income Tax (Benefit) Expense	$2	$—	$(6)	$(4)
Total Other (Income) Expense	$120	$—	$—	$120
Non-Cash Impairment Charge	$—	$—	$—	$—
Depreciation and Amortization Expense	$247	$—	$2	$249
Non-Cash Stock Compensation Expense	$24	$—	$—	$24
Consolidated Adjusted EBITDA	$215	$—	$—	$215

Consolidated Adjusted EBITDA Three Months Ended June 30, 2007 ($ in millions)	Comm- unications	Information Services	Other	Con solidated
Net Earnings (Loss)	$(199)	$—	$(3)	$(202)
(Income) Loss from Discontinued Operations	$—	$—	$—	$—
Income Tax (Benefit) Expense	$—	$—	$—	$—
Total Other (Income) Expense	$123	$—	$—	$123
Non-Cash Impairment Charge	$1	$—	$—	$1
Depreciation and Amortization Expense	$245	$—	$2	$247
Non-Cash Stock Compensation Expense	$24	$—	$—	$24
Consolidated Adjusted EBITDA	$194	$—	$(1)	$193

Consolidated Adjusted EBITDA Three Months Ended September 30, 2006 ($ in millions)	Comm-unications	Information Services	Other	Con- solidated
Net Earnings (Loss)	$(167)	$25	$4	$(138)
(Income) Loss from Discontinued Operations	$—	$(25)	$—	$(25)
Income Tax (Benefit) Expense	$1	$—	$(3)	$(2)
Total Other (Income) Expense	$140	$—	$—	$140
Non-Cash Impairment Charge	$1	$—	$—	$1
Depreciation and Amortization Expense	$181	$—	$1	$182
Non-Cash Stock Compensation Expense	$18	$—	$—	$18
Consolidated Adjusted EBITDA	$174	$—	$2	$176

Communications Adjusted EBITDA Margin ($ in millions)	Q307	Q207
Communications Revenue	$1,043	$1,035
Communications Adjusted EBITDA	$215	$194
Communications Adjusted EBITDA Margin	21%	19%

Projected Consolidated Adjusted EBITDA Three Months Ended December 31, 2007	Consolidated Range
($ in millions)	Low	High
Net Earnings (Loss)	$(185)	$(145)
Total Other (Income) Expense	$135	$125
Depreciation and Amortization Expense	$255	$240
Non-Cash Stock Compensation Expense	$30	$35
Consolidated Adjusted EBITDA	$235	$255

Projected Consolidated Adjusted EBITDA Twelve Months Ended December 31, 2007	Consolidated Range
($ in millions)	Low	High
Net Earnings (Loss)	$(1,208)	$(1,168)
Total Other (Income) Expense	$947	$937
Depreciation and Amortization Expense	$972	$957
Non-Cash Stock Compensation Expense	$102	$107
Consolidated Adjusted EBITDA	$813	$833

Projected Consolidated Adjusted EBITDA Twelve Months Ended December 31, 2008	Consolidated Range
($ in millions)	Low	High
Net Earnings (Loss)	$(745)	$(545)
Total Other (Income) Expense	$550	$520
Depreciation and Amortization Expense	$1,040	$1,000
Non-Cash Stock Compensation Expense	$105	$125
Consolidated Adjusted EBITDA	$950	$1,100

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the Company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the Company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the Company’s ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the Company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended September 30, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$101	$101
Capital Expenditures	$(155)	$(155)
Cash Interest Paid	$142	N/A
Interest Income	$(12)	N/A
Total	$76	$(54)

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended June 30, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$29	$29
Capital Expenditures	$(170)	$(170)
Cash Interest Paid	$89	N/A
Interest Income	$(12)	N/A
Total	$(64)	$(141)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions, except per share data)	2007	2007	2006
Revenue:
Communications	$1,043	$1,035	$858
Other	18	17	17
Total Revenue	1,061	1,052	875

Costs and Expenses:
Cost of Revenue	454	454	382
Depreciation and Amortization	249	247	182
Selling, General and Administrative, including non-cash compensation of $24, $24 and $18, respectively	415	428	334
Restructuring Charges, including non-cash impairment charges of $-, $1, and $1, respectively	1	2	2
Total Costs and Expenses	1,119	1,131	900

Operating Loss	(58)	(79)	(25)

Other Income (Loss), net:
Interest Income	12	12	19
Interest Expense	(138)	(138)	(161)
Loss on Extinguishment of Debt	—	—	(1)
Other Income (Expense)	6	3	3
Other Income (Loss)	(120)	(123)	(140)

Loss from Continuing Operations Before Income Taxes	(178)	(202)	(165)

Income Tax Benefit	4	—	2

Loss from Continuing Operations	(174)	(202)	(163)

Loss from Discontinued Operations	—	—	(8)
Gain on Sale of Discontinued Operations	—	—	33
Income from Discontinued Operations	—	—	25

Net Loss	$(174)	$(202)	$(138)

Basic and Diluted Loss per Share:
Loss from Continuing Operations	$(0.11)	$(0.13)	$(0.14)
Income from Discontinued Operations	—	—	0.02
Net Loss	$(0.11)	$(0.13)	$(0.12)

Weighted Average Shares Outstanding (in thousands):
Basic and Diluted	1,534,029	1,529,614	1,128,153

© 2007 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(unaudited)

	September 30,	June 30,	December 31,
(dollars in millions)	2007	2007	2006
Assets

Current Assets:
Cash and cash equivalents	$642	$739	$1,681
Marketable securities	55	68	235
Restricted securities	27	28	46
Accounts receivable, less allowances of $18, $17 and $17, respectively	438	455	326
Other	106	133	101
Total Current Assets	1,268	1,423	2,389

Property, Plant and Equipment, net	6,709	6,729	6,468

Restricted Securities	94	92	90

Goodwill and Other Intangibles, net	2,116	2,105	919

Other Assets, net	127	160	128
	$10,314	$10,509	$9,994

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$395	$401	$391
Current portion of long-term debt	31	31	5
Accrued payroll and employee benefits	77	82	92
Accrued interest	111	124	143
Deferred revenue	150	157	128
Other	171	174	156
Total Current Liabilities	935	969	915

Long-Term Debt, less current portion	6,833	6,828	7,357

Deferred Revenue	780	786	767

Other Liabilities	588	592	581

Stockholders’ Equity	1,178	1,334	374
	$10,314	$10,509	$9,994

© 2007 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions)	2007	2007	2006
Cash Flows from Operating Activities:
Net loss	$(174)	$(202)	$(138)
Income from discontinued operations	—	—	(25)
Loss from continuing operations	(174)	(202)	(163)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	249	247	182
Non-cash compensation expense attributable to stock awards	24	24	18
Non-cash impairment charges	—	1	1
Amortization of debt issuance costs	3	4	8
Accreted interest on discount debt	6	6	8
Accrued interest on long-term debt	(13)	39	(59)
Changes in working capital items net of amounts acquired:
Receivables	20	(7)	64
Other current assets	25	(8)	13
Payables	(3)	(66)	(8)
Deferred revenue	(17)	3	(20)
Other current liabilities	(15)	(15)	22
Other	(4)	3	(10)
Net Cash Provided by Operating Activities of Continuing Operations	101	29	56

Cash Flows from Investing Activities:
Capital expenditures	(155)	(170)	(120)
Proceeds from sale of discontinued operations, net of cash sold	—	—	310
Advances from discontinued operations, net	—	—	15
Proceeds from sale and maturity of marketable securities	—	8	—
Proceeds from sale of property, plant and equipment	2	—	3
(Increase) decrease in restricted cash and securities, net	2	(3)	(9)
Acquisitions, net of cash acquired	(46)	4	(664)
Net Cash Used in Investing Activities	(197)	(161)	(465)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	(3)	(10)	—
Proceeds from warrants and stock-based equity plans	2	1	—
Payments on and repurchases of long-term debt, including current portion and refinancing costs	(1)	(4)	(463)
Net Cash Used in Financing Activities	(2)	(13)	(463)

Net Cash Used in Discontinued Operations	—	—	(56)

Effect of Exchange Rates on Cash	1	—	1

Net Change in Cash and Cash Equivalents	(97)	(145)	(927)

Cash and Cash Equivalents at Beginning of Period (including cash of discontinued operations)	739	884	1,658

Cash and Cash Equivalents at End of Period	$642	$739	$731

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$142	$89	$204

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities	$697	$807	$1,240

© 2007 by Level 3 Communications, Inc. All rights reserved.